Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Michael J. McConnell, Vice President of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review, under his supervision, to be made of i) the activities; and ii) the performance under the Agreement (as defined below), of the Company during the period from December 11, 2013 through March 31, 2014 (the “Reporting Period”); and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled its obligations in all material respects under the Agreement throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Section 4.09(a) of that certain Sale and Servicing Agreement, dated as of December 11, 2013 (the “Agreement”), by and among the Company, in its individual capacity and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2013-C Owner Trust.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 16th day of June, 2014.

                         /s/Michael J. McConnell________________
                         Michael J. McConnell
                         Vice President